Project Grill, LLC
c/o Patina Restaurant Group, LLC
120 West 45th Street
New York, New York 10036

May 6, 2007

Mr. Alan N. Stillman
c/o The Smith & Wollensky Restaurant Group, Inc.
880 Third Avenue
New York New York 10022

Dear Alan:

          Reference is made to the letter agreement between you and Patina Restaurant Group, LLC (“Patina”) dated February 26, 2007 (the “Letter Agreement”) relating to Patina’s proposed acquisition of 100% of the equity interests in The Smith and Wollensky Restaurant Group, Inc. (“SWRG”). Reference is also made to the Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”), dated as of May 6, 2007, by and among Project Grill, LLC, a Delaware limited liability company (“Parent”), SWRG Acquisition, Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent and SWRG, and the Disclosure Schedule prepared and delivered in connection with the Amended and Restated Merger Agreement.

          1.   Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

          2.   All references in the Letter Agreement to the Merger Agreement shall be to the Amended and Restated Merger Agreement.

          3.   All references in the Letter Agreement to the Disclosure Schedule shall be to the Disclosure Schedule prepared and delivered in connection with, and forms a part of, the Amended and Restated Merger Agreement (the “Disclosure Schedule”).

          4.   The following paragraphs and references to the Disclosure Schedule in “Schedule II – Assumed Liabilities” of the Letter Agreement shall be clarified and deemed to be amended as follows:

          (a)   Clause (ii) in paragraph (g) (Employee Obligations) shall be deleted and replaced by the following clause: “(ii) referred to in Item 8 of Part 2.15(b) of the Disclosure Schedule.”

          (b)   Clause (ii) in paragraph (i) (Income Taxes) shall be deleted and replaced by the following clause: “(ii) all tax obligations referred to in Items 1-5 of Part 2.14(c) of the Disclosure Schedule.”

          If the above accurately reflects our understanding with respect to the subject matter thereof, please sign the enclosed copy of this letter and return the same to the undersigned.

Sincerely yours, Project Grill, LLC By: /s/ Fortunato N. Valenti Fortunato N. Valenti, Member

Agreed:

/s/ Alan N. Stillman
Alan N. Stillman

Project Grill, LLC
c/o Patina Restaurant Group, LLC
120 West 45th Street
New York, New York 10036

May 6, 2007

Mr. Alan N. Stillman
c/o The Smith & Wollensky Restaurant Group, Inc.
880 Third Avenue
New York New York 10022

Dear Alan:

          Reference is made to the letter agreement between you and Patina Restaurant Group, LLC dated February 26, 2007 (the “Letter Agreement”), as amended by the letter agreement between you and Project Grill, LLC (“Grill”) dated April 27, 2007, relating to Grill’s proposed acquisition of 100% of the equity interests in The Smith and Wollensky Restaurant Group, Inc.

          Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

          Notwithstanding section 13 of the Letter Agreement, if the Merger Agreement, as may be amended from time to time, is terminated, the Letter Agreement shall automatically terminate subject to the terms and conditions therein. We ask that you evidence your agreement to the foregoing by signing the enclosed copy of this letter and returning the same to me.

Sincerely yours, Project Grill, LLC By: /s/ Fortunato N. Valenti Fortunato N. Valenti, Member

Agreed:

/s/ Alan N. Stillman
Alan N. Stillman